Independent Auditors' Consent



The Board of Directors
Jack in the Box Inc.:

     We consent to incorporation by reference in the registration statement Nos. 33-67450, 33-54602, 33-51490, 333-85669 and 333-26781 on Form S-8 of
Jack in the Box Inc. of our report dated November 6, 2000, relating to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of October 1, 2000 and October 3, 1999, and the related consolidated statements of earnings, cash flows and stockholders' equity for the fifty-two weeks ended October 1, 2000, the fifty-three weeks ended October 3, 1999 and the fifty-two weeks ended September 27, 1998, which report appears in the October 1, 2000 annual report on Form 10-K of Jack in the Box Inc. and subsidiaries, and to the reference to our firm under the heading "Selected Financial Data" in Item 6 of the referenced Form 10-K.





San Diego, California
December 13, 2000